Exhibit 12

Intervest Bancshares Corporation and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

	For the Year Ended December 31, 2010
	Intervest Bancshares	Intervest Bancshares
	Corporation	Corporation
($ in thousands)	Consolidated	(stand alone)
(Loss) earnings before income taxes (1)	$ (93,656)	$(2,761)
Fixed charges, excluding interest on deposits (2)	5,372	3,815
(Loss) earnings before income taxes and fixed charges, excluding interest on deposits	(88,284)	1,054
Interest on deposits	58,987	-
(Loss) earnings before income taxes and fixed charges, including interest on deposits	$(29,297)	$1,054

Earnings to fixed charges ratios:
Excluding interest on deposits	-16.43 x	0.28 x
Including interest on deposits	-0.46 x	0.28 x

	For the Year Ended December 31, 2009
	Intervest Bancshares	Intervest Bancshares
	Corporation	Corporation
($ in thousands)	Consolidated	(stand alone)
Earnings before income taxes (1)	$ 4,946	$1,170
Fixed charges, excluding interest on deposits (2)	7,104	4,345
Earnings before income taxes and fixed charges, excluding interest on deposits	12,050	5,515
Interest on deposits	75,528	-
Earnings before income taxes and fixed charges, including interest on deposits	$87,578	$5,515

Earnings to fixed charges ratios:
Excluding interest on deposits	1.70 x	1.27x
Including interest on deposits	1.06 x	1.27 x

	For the Year Ended December 31, 2008
	Intervest Bancshares	Intervest Bancshares
	Corporation	Corporation
($ in thousands)	Consolidated	(stand alone)
Earnings before income taxes (1)	$ 13,157	$ 138
Fixed charges, excluding interest on deposits (2)	9,740	3,537
Earnings before income taxes and fixed charges, excluding interest on deposits	22,897	3,675
Interest on deposits	80,636	-
Earnings before income taxes and fixed charges, including interest on deposits	$103,533	$3,675

Earnings to fixed charges ratios:
Excluding interest on deposits	2.35 x	1.04 x
Including interest on deposits	1.15 x	1.04 x

(1)

IBC’s stand alone earnings before income taxes includes dividends received from Intervest National Bank, its wholly-owned subsidiary, for purposes of this calculation as follows: none in 2010, $3,933,000 in 2009 and $3,507,000. In 2010, INB was required by its primary regulator to suspend its dividend payments to IBC. See the section “Supervision and Regulation” in Item 1 “Business” of IBC’s annual report on Form 10-K for the year ended December 31, 2010 for further discussion of this restriction imposed on INB.

(2)

Fixed charges for purposes of this calculation represent the aggregate of interest expense on debentures and other short-term borrowings, amortization of debenture offering costs and preferred stock dividend requirements, which are comprised of preferred stock dividends and related preferred stock discount amortization.